Exhibit 99.4

333 North Central Avenue ¡ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	Eric E. Kinneberg
	(602) 366-8016	(504) 582-4203	(602) 366-7994

Freeport-McMoRan Copper & Gold Inc.

and McMoRan Exploration Co. Announce

MMR Shareholders Approve Acquisition

PHOENIX, AZ, and NEW ORLEANS, LA, June 3, 2013 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) and McMoRan Exploration Co. (NYSE: MMR) announced that the shareholders of MMR approved FCX’s acquisition of MMR at a special meeting held today. A majority of the outstanding shares, excluding shares held by interested parties, approved the transaction. The parties expect that the acquisition will close promptly.

EXCHANGE OF MMR COMMON SHARES & IMPACT ON HOLDERS OF MMR CONVERTIBLE SECURITIES

Assuming prompt consummation of the merger, effective as of the close of trading today, MMR’s common stock (NYSE: MMR) will no longer trade. Pursuant to the merger agreement, MMR stockholders are entitled to receive per-share consideration consisting of $14.75 in cash (totaling $2.2 billion for the shares not already owned by FCX) and 1.15 units of the Gulf Coast Ultra Deep Royalty Trust, which will hold a 5 percent overriding royalty interest in future production from 20 specified ultra-deep exploration prospects. The units of the Gulf Coast Ultra Deep Royalty Trust are expected to trade on the OTCQX.

MMR’s registered shareholders will receive information from Computershare Trust Company, N.A., the exchange agent for the merger, regarding the exchange of their MMR common shares. MMR’s shareholders holding through a broker or bank should receive information regarding the exchange of their MMR common shares from the broker or bank.

The consummation of the merger, which is expected to close later today (“Effective Date”), will constitute a “fundamental change” pursuant to the certificates of designation for MMR’s outstanding 8.0% Preferred Stock and the 5.75% Preferred Stock, and a “change of control” pursuant to the indentures for the 5.25% Notes and the 4% Notes. As a result, put rights and enhanced “Make-Whole” conversion rates may apply as outlined in the following summary:

MMR Convertible Securities	Current Conversion Rate	Put Rights	Make-Whole Conversion Rate(2)	Make-Whole Window Period
8% Preferred (per share)	146.1454 shares of common stock	N/A	148.3540 shares of common stock	June 3, 2013 through July 9, 2013
5.75% Preferred (per share)	62.5 shares of common stock	N/A	68.3881 shares of common stock	June 3, 2013 through July 9, 2013
5.25% Notes (per $1,000)	60.3318 shares of common stock	Yes (1)	N/A	N/A
4% Notes (per $1,000)	62.5 shares of common stock	Yes (1)	70.9080 shares of common stock	June 3, 2013 through July 18, 2013

(1)	Note holders can put the notes to MMR at par plus accrued and unpaid interest. MMR expects to deliver a related notice providing for a change of control purchase date of July 19, 2013 for those holders electing to put their notes.
(2)	The conversion rate will be the current conversion rate plus any adjustment provided for in the Make-Whole tables in the applicable certificates of designations and indenture.

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ABOUT FREEPORT-MCMORAN COPPER & GOLD INC.

FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci mineral districts in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico, onshore and offshore California and in the Eagle Ford and Haynesville shale plays. Additional information about FCX is available on FCX’s website at www.fcx.com.

ABOUT McMoRan EXPLORATION CO.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the Gulf of Mexico Shelf and onshore in the Gulf Coast area. Additional information about MMR is available on its internet website www.mcmoran.com.

Cautionary Statement Regarding Forward Looking Statements: This press release contains forward-looking statements concerning the proposed transaction, the expected timetable for completing the proposed transaction, and other matters. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of FCX, MMR or of the combined company. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction, the timing of consummation of the proposed transaction, the ability of FCX to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the Securities and Exchange Commission by FCX and MMR from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements including in this press release are made only as of the date hereof. Neither FCX nor MMR undertakes any obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

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